UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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MMC ENERGY, INC.

(Name of Registrant as Specified in Charter)

 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following letter was sent to MMC Energy, Inc. stockholders on May 2, 2008:

MMC Energy, Inc.
26 Broadway, Suite 960, New York, NY 10004
www.mmcenergy.com

RE-ELECT YOUR ENTIRE BOARD OF DIRECTORS
VOTE THE ENCLOSED WHITE PROXY CARD TODAY

May 2, 2008

Dear Fellow Stockholder:

     As you know, the MMC Energy, Inc. (“MMC”) 2008 Annual Meeting of Stockholders is currently scheduled for May 28, 2008. Recently, Energy Holdings Limited LLC (“EHL”), Karl W. Miller (the Company’s former CEO) and G. William Eason nominated seven dissident director candidates to replace your Board of Directors. Your Board of Directors strongly urges all MMC stockholders to reject the dissident nominees and to vote FOR the Company’s directors on the enclosed WHITE proxy card today.

MMC HAS THE RIGHT BOARD IN PLACE; YOUR MANAGEMENT TEAM CONTINUES TO IMPLEMENT A STRONG
LONG-RANGE PLAN

     EHL, Miller and Eason are attempting, through the nomination of dissident director candidates, to remove your current Chief Executive Officer and a highly qualified Board of Directors. We believe that replacing the existing Board would be extremely disruptive and could destabilize MMC and damage prospects for future success.

      We maintain our strong focus of implementing our long-term strategy of accretive acquisitions and facility upgrades that will increase shareholder value. We continue to improve the performance of our existing facilities in a cost effective manner and are in the process of upgrading both the Escondido and Chula Vista facilities. With the expected improvements, we believe we will generate significantly more power at higher margins. In addition, we continue to evaluate acquisitions in a disciplined manner.

We have also hired Merriman Curhan Ford & Co. to serve as our financial adviser to assist us as we review our strategic alternatives to maximize long-term shareholder value. As part of this engagement, Merriman will assist us in pursuing joint-venture partnerships, strategic alliances or asset sales. We are dedicated to maximizing value for our shareholders and intend to evaluate ALL available alternatives.

Our balance sheet is strong and shows that we are very liquid. We plan to use our cash prudently and have recently undertaken a share buyback program. Given the current price levels, we believe MMC's stock represents a compelling value. We intend to pursue this share repurchase program as part of our commitment to driving long-term value for ALL shareholders.

MR. MILLER’S PROXY CONTEST IS IN BREACH OF HIS SEPARATION AGREEMENT
AND A WASTE OF SHAREHOLDER TIME AND COMPANY RESOURCES

Our Board of Directors removed Mr. Miller as CEO and paid him in excess of $1.1 million as severance pursuant to a Separation Agreement. Less than one month after accepting the payment, and in direct violation of his Separation Agreement, Mr. Miller began issuing a series of press releases which are replete with irresponsible and disparaging statements concerning MMC and confirming that Mr. Miller is openly competing with MMC. We believe it is unfair to our stockholders that MMC is forced to deal with yet more costs and distractions being caused by Mr. Miller. We therefore are seeking through arbitration the return of the severance payment and an additional award to compensate for the damage caused to MMC and its stockholders by Mr. Miller’s actions.

MMC welcomes stockholder input and respects the right of stockholders to seek change. While we view Mr. Miller’s remarks made in contravention of his Separation Agreement with MMC as an important matter that we intend to pursue vigorously, we assume that EHL’s proxy contest will continue.

THE DISSIDENTS ARE CONFLICTED

The dissident nominees appear to have been selected because of their loyalty to Mr. Miller. The dissident nominees include Mr. Miller’s father-in-law, one of Mr. Miller’s former business partners, a radiologist and a real estate developer. As Mr. Miller’s father-in-law, Mr. Hearne would not meet Nasdaq independence standards for directors. This failure could result in the delisting of MMC’s common stock from the Nasdaq Global Market.

In our view, the dissident slate has already demonstrated its ineffectiveness in controlling Mr. Miller’s recklessness by allowing EHL to issue press releases containing false and misleading statements that even the most casual review of MMC’s public filings demonstrate to be false. These include statements questioning whether MMC can continue as a going concern and that MMC is not pursuing its repowering projects in Chula Vista and Escondido, California. These statements improperly risk damage to our reputation and create doubt about our ability to perform. In fact, on May 1, 2008 MMC announced it had reached an important milestone on the Chula Vista project, a 100 MW natural gas-fired peaking power plant, when the Staff of the California Energy Commission recommended licensing the project. Most recently, EHL and Mr. Miller filed their preliminary proxy statement with the Securities and Exchange Commission and then two weeks later re-filed their proxy statement to strip out approximately ten pages of hyperbole and puffery. MMC stockholders have the right to expect their Board to be sufficiently responsible, professional and independent to fulfill their appointed role of overseeing management.

     Your Board is comprised of proven leaders who are committed to doing what is in the best interests of MMC and ALL of its stockholders. Five of the seven current Board members are independent under Nasdaq rules, and all of the members of the Audit, Compensation and Nominating and Governance Committees are independent. Each of your directors has extensive knowledge of, and a commitment to, MMC and its businesses. The current Board views it as disingenuous in the extreme to argue that the current Board, personally assembled by Mr. Miller and touted by him as world class, suddenly became unacceptable after it was forced to remove Mr. Miller as CEO in December 2007. Your Board has unanimously determined that Mr. Miller and the other the dissident nominees are not the right persons to serve as MMC directors and urge you to reject the dissident slate.

WE URGE ALL STOCKHOLDERS TO SUPPORT YOUR BOARD AND
VOTE THE WHITE PROXY CARD TODAY

     Your Board and management team have demonstrated an unwavering commitment to building value for all MMC stockholders, being open to direct communication with all stockholders and are positioning the Company for sustainable and profitable growth. We strongly urge all MMC stockholders to support your Board of Directors and vote FOR the Company’s directors on the enclosed WHITE proxy card today.

We thank you for your continued support of MMC.

On behalf of the Board of Directors,

Sincerely,

Michael J. Hamilton,	George Rountree III
Chairman of the Board and Chief Executive Officer	Lead Independent Director

Important Information:

In connection with the solicitation of proxies, the Company filed with the Securities and Exchange Commission (the ``SEC'') and mailed to stockholders a definitive proxy statement dated April 11, 2008. The Proxy Statement contains important information about the Company and the 2008 annual stockholders meeting. The Company's stockholders are urged to read the Proxy Statement carefully. Stockholders may obtain additional free copies of the Proxy Statement and other relevant documents filed with the SEC by the Company through the website maintained by the SEC at http://www.sec.gov. The Proxy Statement and other relevant documents may also be obtained free of charge from the Company by writing to Investor Relations at MMC Energy, Inc., 26 Broadway, Suite 960, New York, NY 10004; or by phone at 212-977-0900; or through the Company's website at http://www.mmcenergy.com. The contents of the websites referenced above are not deemed to be incorporated by reference into the Proxy Statement. Stockholders may also contact Georgeson, Inc. with questions or requests for additional copies of the proxy materials by calling toll-free at 877-868-4967 or collect at 212-440-9800.